Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AUDAX CREDIT BDC INC.

Audax Credit BDC Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: The name of the corporation is Audax Credit BDC Inc. (the “Corporation”) and the name under which the Corporation originally was incorporated is Audax Senior BDC Inc. The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was January 29, 2015.

SECOND: This Amended and Restated Certificate of Incorporation restates and integrates and amends in its entirety the original Certificate of Incorporation of the Corporation, dated as of January 29, 2015, as amended on February 27, 2015, to read in full as set forth on Exhibit A attached hereto.

THIRD: This Amended and Restated Certificate of Incorporation was duly adopted by written consent of the sole stockholder of the Corporation in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

FOURTH: This Amended and Restated Certificate of Incorporation shall be effective upon its filing with the Office of the Secretary of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed this 13th day of March 2015.

AUDAX CREDIT BDC INC.

By:	/s/ Michael McGonigle
Name: Michael McGonigle
Title: President and Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AUDAX CREDIT BDC INC.

ARTICLE I.

NAME

1.1 The name of the Corporation is Audax Credit BDC Inc. (the “Corporation”).

ARTICLE II.

REGISTERED OFFICE

2.1 The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, DE 19801.  The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III.

PURPOSE

3.1 The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “Delaware General Corporation Law”), and to possess and exercise all of the powers and privileges granted by such law and any other law of Delaware.

ARTICLE IV.

CAPITAL STOCK

4.1 Authorized Stock. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 100,000,000 of which 100,000,000 shares shall be common stock having a par value of $0.001 per share (the “Common Stock”).

4.2 Common Stock. Except as otherwise required by law, the holders of the Common Stock shall exclusively possess all voting power, and each share of Common Stock shall have one vote on all matters submitted to a vote of stockholders.

4.3 Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid ratably on the Common Stock out of the assets of the Corporation which are legally available for this purpose at such times and in such amounts as the Board of Directors in its discretion shall determine.

4.4 Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of preferred stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

ARTICLE V.

DIRECTORS

5.1 Powers of the Board of Directors. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the bylaws of the Corporation, as amended and/or restated from time to time (the “Bylaws”), as provided in the Bylaws, subject to the power of the stockholders to alter or repeal any Bylaw whether adopted by them or otherwise.

The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by a majority of the votes cast by stockholders present in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy), unless a higher vote is required by applicable law, shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not such contract or act would otherwise be open to legal attack because of directors’ interests or for any other reason.

Subject to such restrictions or limitations, if any, as may be set forth in the Bylaws, the Board of Directors may (i) authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration, in the case of a stock split or stock dividend); (ii) increase or decrease the number of shares of stock in the aggregate or of any particular class or series that the Corporation has authority to issue; and (iii) classify and reclassify any unissued shares of stock into other classes or series of stock without obtaining stockholder approval.

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In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to the Bylaws; provided, however, that no Bylaw so made shall invalidate any prior act of the directors which would have been valid if such Bylaw had not been made.

5.2 Number of Directors. The number of directors of the Corporation shall be fixed from time to time by the Board of Directors either by resolution or bylaw adopted by the affirmative vote of a majority of the entire Board of Directors. Notwithstanding the foregoing sentence, the number of directors that shall comprise the Corporation’s Board of Directors shall not be less than three, except for a period of up to 60 days after the death, removal or resignation of a director pending the election of such director’s successor.

5.3 Classes of Directors. The term of office of all directors shall expire at each annual meeting of stockholders, and in all cases as to each director such term shall extend until his or her successor shall be elected and shall qualify or until his or her earlier resignation, removal from office, death or incapacity.

5.4 Vacancies. Subject to applicable requirements of the Investment Company Act of 1940, as amended, and except as may be provided by the Board of Directors in setting the terms of any class or series of preferred stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors then in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is duly elected and qualifies. Subject to the provisions of this Certificate of Incorporation, no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

5.5 Elections. Except as may otherwise be provided in the Bylaws, directors shall be elected by the affirmative vote of the holders of a majority of the votes cast by stockholders present in person or by proxy at an annual or special meeting duly called for such purpose and entitled to vote thereat. There shall be no right to cumulate votes in an election of directors. Election of directors to the Board of Directors need not be by ballot unless the Bylaws so provide.

5.6 Directors. The names and mailing addresses of the persons who are to serve as directors until their successors are elected and qualified are as follows:

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Name of Director	Position	Address

Michael P. McGonigle	Director and President	c/o Audax Credit BDC Inc. 101 Huntington Avenue Boston, MA 02199
Kevin P. Magid	Director	c/o Audax Credit BDC Inc. 101 Huntington Avenue Boston, MA 02199
Patrick H. Dowling	Director	c/o Audax Credit BDC Inc. 101 Huntington Avenue Boston, MA 02199
David G. Moyer	Director	c/o Audax Credit BDC Inc. 101 Huntington Avenue Boston, MA 02199
Joseph F. Nemia	Director	c/o Audax Credit BDC Inc. 101 Huntington Avenue Boston, MA 02199

ARTICLE VII.

LIMITATION ON LIABILITY; INDEMNIFICATION

7.1 Limitation on Liability. The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the Delaware General Corporation Law. Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Section 7.1 shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

7.2 Indemnification. The Corporation, to the full extent permitted by Section 145 of the Delaware General Corporation Law, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including reasonable attorneys’ fees) incurred by an officer or director in investigating, preparing for or defending, or providing evidence in any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

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ARTICLE VIII.

MISCELLANEOUS

8.1 Powers of Stockholders to Act by Written Consent. Any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting if a unanimous consent which sets forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter and is filed with the records of the meetings of the stockholders.

8.2 Special Meetings of Stockholders. Except as otherwise required by law, special meetings of the stockholders of the Corporation may be called only by the Chairman of the Board of Directors or the Chief Executive Officer of the Corporation or by a resolution adopted by the affirmative vote of a majority of the Board of Directors.

ARTICLE IX.

AMENDMENT

9.1 Amendment. The Corporation reserves the right to amend any provision contained in this Certificate of Incorporation as the same may from time to time be in effect in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder are subject to such reservation.

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